Exhibit 3.4

Articles of Merger

Between

SmartStop Self Storage REIT, Inc.

and

SSGT II Merger Sub, LLC

THIS IS TO CERTIFY THAT:

FIRST: SmartStop Self Storage REIT, Inc., a Maryland corporation (“SmartStop”), and SSGT II Merger Sub, LLC, a Maryland limited liability company (the “Merging Company”), agree to merge in the manner hereinafter set forth (the “Merger”).

SECOND: SmartStop is the corporation to survive the Merger (the “Surviving Corporation”).

THIRD: The Merging Company was organized under the laws of the State of Maryland, and the Surviving Corporation was incorporated under the laws of the State of Maryland.

FOURTH: The principal office of the Merging Company in the State of Maryland is located in Baltimore City.

FIFTH: The principal office of the Surviving Corporation in the State of Maryland is located in Baltimore County.

SIXTH: The Merging Company owns no interest in land located in the State of Maryland.

SEVENTH: The Merger shall become effective upon acceptance for record of these Articles of Merger by the State Department of Assessments and Taxation of Maryland (the “Effective Time”).

EIGHTH: The Merging Company has one class of membership interest, which constitutes one hundred percent (100%) of the membership interest of the Merging Company, and one member of such class, which holds one hundred percent (100%) of the membership interest.

NINTH: The total number of shares of all classes of stock which the Surviving Corporation has authority to issue is 900,000,000 shares, consisting of 700,000,000 shares of common stock, $0.001 par value per share (“Surviving Corporation Common Stock”), and 200,000,000 shares of preferred stock, $0.001 par value per share (“Surviving Corporation Preferred Stock”). The 700,000,000 shares of Surviving Corporation Common Stock are classified as follows: 350,000,000 shares are classified as Class A Common Stock and 350,000,000 shares are classified as Class T Common Stock. 200,000 shares of Surviving Corporation Preferred Stock have been classified as Series A Convertible Preferred Stock. The aggregate par value of all shares of all classes of stock having a par value is $900,000.

TENTH: As of the Effective Time, the Merging Company shall be merged with and into the Surviving Corporation; and thereupon, the Surviving Corporation shall possess any and all purposes and powers of the Merging Company; and all leases, licenses, property, rights, privileges, and powers of whatever nature and description of the Merging Company shall be transferred to, vested in, and devolved upon the Surviving Corporation, without further act or deed, and all the debts, liabilities, duties and obligations of the Merging Company will become the debts, liabilities, duties and obligations of the Surviving Corporation.

~#4825-3555-8036 - 046109/09001~

Except as otherwise provided in these Articles of Merger, consummation of the Merger at the Effective Time shall have the effects set forth in Sections 3-114 of the Maryland General Corporation Law and 4A-709 of the Maryland Limited Liability Company Act.

ELEVENTH: All of the membership interests of the Merging Company issued and outstanding immediately prior to the Effective Time shall be automatically cancelled, without any necessity of any action on the part of the holder thereof. Each share of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

TWELFTH: The terms and conditions of the transaction described in these Articles of Merger were duly advised, authorized and approved by the Merging Company in the manner and by the vote required by the laws of the State of Maryland and the articles of organization and operating agreement of the Merging Company, as follows:

(a)
The sole member and manager of the Merging Company adopted a resolution approving the proposed Merger on substantially the terms and conditions set forth therein.

THIRTEENTH: The terms and conditions of the transaction described in these Articles of Merger were duly advised, authorized and approved by the Surviving Corporation in the manner and by the vote required by the laws of the State of Maryland and the charter of the Surviving Corporation, as follows:

(a)
The board of directors of the Surviving Corporation adopted a resolution declaring the proposed transaction was advisable on substantially the terms and conditions set forth therein. Pursuant to Section 3-105(a)(6)(i) of the Maryland General Corporation Law, no approval by the stockholders of the Surviving Corporation is required.

FOURTEENTH: Each undersigned authorized party acknowledges these Articles of Merger to be the company act of the respective party on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each authorized party acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the party on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this 2nd day of June, 2022.

ATTEST:	SmartStop Self Storage REIT, Inc.
/s/ Nicholas M. Look	/s/ H. Michael Schwartz
By: Nicholas M. Look	By: H. Michael Schwartz
Title: Secretary	Title: Chief Executive Officer

WITNESS:	SSGT II Merger Sub, LLC By: SmartStop Self Storage REIT, Inc., its sole member and authorized signatory
/s/ Nicholas M. Look	/s/ H. Michael Schwartz
By: Nicholas M. Look	By: H. Michael Schwartz
Title: Secretary	Title: Chief Executive Officer